Exhibit 10.12

United States Department of Agriculture

Rural Development

Rural Business-Cooperative Service - Rural Housing Service - Rural Utilities Service

Washington, DC  20250

VALUE-ADDED AGRICULTURAL PRODUCT SET DEVELOPMENT GRANT

AGREEMENT (VADG)

This Grant Agreement (Agreement) dated September 20, 2001, between Dakota Corn Growers Cooperative d/b/a Great Plains Ethanol LLC (Grantee), and the United States of America, acting through the Rural Business-Cooperative Service of the Department of Agriculture (Grantor), for $401,704 in grant funds under the VADG program, delineates the agreement of the parties.  NOW, THEREFORE, in consideration of the grant;

The parties agree that:

1.                                       All the terms and provisions of the application submitted by the Grantee for this VADG grant, including any attachments or amendments, are incorporated and included as part of this Agreement.  Any changes to these documents or this agreement must be approved in writing by the Grantor.

2.                                       As a condition of the Agreement, the Grantee certifies that it is in compliance with and will comply in the course of the Agreement with all applicable laws, regulations, Executive Orders, and other generally applicable requirements, which are incorporated into this agreement by reference, and such other statutory provisions as are specifically contained herein.  The Grantee will comply with title VI of the Civil Rights Act of 1964, section 504 of the Rehabilitation Act of 1973, and Executive Order 12250;

3.                                       The provisions of 7 CFR part 3015, “Uniform Federal Assistance Regulations,” part 3016, “Uniform Administrative Requirements for Grants and Cooperative Agreements to State and Local Governments” or part 3019, “Uniform Administrative Requirements for Grants and Agreements with Institutions of Higher Education, Hospitals, and Other Nonprofit Organizations,” as applicable are incorporated herein and made a part hereof by reference.

FURTHER, the Grantee agrees that it will:

1.                                       Not use grant funds to plan, repair, rehabilitate, acquire, or construct a building or facility (including a processing facility); or to purchase, rent, or install fixed equipment.

2.                                       Use grant funds only for the purposes and activities specified in the proposal approved by the Agency including the approved budget.  Any uses not provided for in the approved budget must be approved in writing by the Agency in advance of obligation by the Grantor.

3.                                       Submit a feasability study, business operations plans, and other studies and plans required by the Grantor if any part of the grant will be used to establish a working capital account.

4.                                       Deliver the results of a study or activity to the Grantor upon completion of each task outlined in the proposal.  These include, but are not limited to, feasibility studies, marketing plans, business operations plans, articles of incorporation and bylaws, and accounting of how working capital funds were spent.  All items delivered to the Grantor will be held in confidence to the extent provided by law.

5.                                       Request any cash advances in the minimum amount needed and timed to the actual, immediate cash requirements for carrying out the grant purpose.  Standard Form 270, “Request for Advance or Reimbursement,” will be used for this purpose.

6.                                       Submit a Standard Form 269, “Financial Status Report” and list expenditures according to agreed upon budget categories on a semi-annual basis.  Reports are due by April 30 and October 30 after the grant is awarded.

7.                                       Provide periodic reports as required by the Grantor.  A financial status report and a project performance report will be required on a semi-annual basis (due April 30 and October 30).  The financial status report must show how grant funds and matching funds have been used to date and project the funds needed and their purposes for the next quarter.  A final report may serve as the last performance report.  The Grantee shall constantly monitor performance to ensure that time schedules are being met and projected goals by time periods are being accomplished.  The project performance reports shall include the following:

a.                                       A comparison of actual accomplishments to the objectives for that period.

b.                                      Reasons why established objectives were not met, if applicable.

c.                                       Reasons for any problems, delays, or adverse conditions which will affect attainment of overall program objectives, prevent meeting time schedules or objectives, or preclude the attainment of particular objectives during established time periods.  This disclosure shall be accomplished by a statement of the action taken or planned to resolve the situation.

d.                                      Objectives and timetables established for the next reporting period.

e.                                       The final report will also address the following:

(i)                                     What have been the most challenging or unexpected aspects of this program?

(ii)                                  What advice you would give to other organizations planning a similar program.  These should include strengths and limitations of the program.  If you had the opportunity, what would you have done differently?

(iii)                               If an innovative approach was used successfully, the grantee should describe their program in detail so that other organizations might consider replication in their areas.

8.                                       Collect and maintain data on producer-members by race, sex, and national origin.  As required by the Grantor, the Grantee must ensure that their recipients also collect and maintain data on beneficiaries by race, sex, and national origin as required by title VI of the Civil Rights Act of 1964 and must be provided to the Agency for compliance review purposes.

9.                                       Provide Financial Management Systems which will include:

a.                                       Records that identify adequately the source and application of funds for grant-supported activities.  Those records shall contain information pertaining to grant awards and authorizations, obligations, unobligated balances, assets, liabilities, outlays, and income;

b                                         Effective control over and accountability for all funds, property, and other assets.  Grantees shall adequately safeguard all such assets and shall ensure that they are used solely for authorized purposes;

c.                                       Accounting records supported by source documentation; and

d.                                      Grantee tracking of fund usage and records that show matching funds and grant funds are used in equal proportions.  The grantee will provide verifiable documentation regarding matching fund usage, i.e., bank statements or copies of funding obligations from the matching source.

10.                                 Retain financial records, supporting documents, statistical records, and all other records pertinent to the grant for a period of at least 3 years after grant closing, except that the records shall be retained beyond the 3-year period if audit findings have not been resolved.  Microfilm or photocopies or similar methods may be substituted in lieu of original records.  The Grantor and the Comptroller General of the United States, or any of their duly authorized representatives, shall have access to any books, documents, papers, and records of the Grantee’s which are pertinent to the specific grant program for the purpose of making audits, examinations, excerpts, and transcripts.

11.                                 Not encumber, transfer or dispose of the equipment or any part thereof, acquired wholly or in part with grant funds without the written consent of the Grantor.

12.                                 Not duplicate other program purposes for which monies have been received, are committed, or are applied to from other sources (public or private).

Grantor agrees to make available to Grantee for the purpose of this Agreement funds in an amount not to exceed the Grant Funds.  The funds will be reimbursed or advanced based on submission of Standard Form 270.

IN WITNESS WHEREOF, Grantee has this day authorized and caused this Agreement to be executed by

Attest

By	/s/ Darrin Ihnen
(Grantee)

(Title)	President - Dakota Corn Processors Coop d/b/a Great Plains Ethanol, LLC

UNITED STATES OF AMERICA
RURAL BUSINESS-COOPERATIVE SERVICE

By	/s/ Lynn D. Jensen
(Grantor) Lynn D. Jensen

(Title)	State Director Rural Development